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                                                                  EXECUTION COPY



                      AMENDED AND RESTATED PROMISSORY NOTE

$7,000,000                                                 Original Issue Date
                                                           December 1, 1999


         AMENDED AND RESTATED PROMISSORY NOTE, dated as of March 1, 2000, by DUALSTAR TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), in favor of MADELEINE L.L.C., a New York limited liability company (the "Holder"), for the principal sum of Seven Million Dollars ($7,000,000) with interest (computed on the basis of a 360 day year and the actual number of days elapsed) at the rate of 11.0% per annum on the balance of the principal from time to time remaining unpaid, all on the terms and conditions set forth herein (the "Note").

                                   WITNESSETH:

         WHEREAS, the Company issued a Convertible Promissory Note, dated as of December 1, 1999 (the "Convertible Note"), in favor of the Holder for the principal sum of Seven Million Dollars ($7,000,000); and

         WHEREAS, in exchange for the issuance and delivery by the Company to Cerberus Capital Management, L.P. ("Cerberus") and Blackacre Capital Management L.L.C. ("Blackacre") of warrants, dated as of December 16, 1999 (the "Warrants"), entitling Cerberus and Blackacre to purchase from the Company shares of common stock, par value $.01 per share, of the Company (the "Common Stock") on such terms described in such Warrants, the Holder agreed to waive its conversion rights under the Convertible Note and amended and restated the Convertible Note accordingly as of December 16, 1999 (the Convertible Note, as so amended and restated is hereinafter referred to as the "Amended Note"); and

         WHEREAS, in consideration of the acceptance and agreement by the Company to certain amendments, as of March 1, 2000, to that certain letter among the parties, dated as of December 16, 1999, the Holder has agreed to extend the Maturity Date of the Amended Note; and

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of this Note, the Amended Note is restated below in its entirety, and the Company and Holder agree as follows:

         FOR VALUE RECEIVED, DUALSTAR TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), promises to pay to MADELEINE L.L.C., a New York limited liability company (the "Holder"), at 450 Park Avenue, 28th Floor, New York, New York 10022 or at such other place as the Holder may in writing designate, the principal sum of Seven Million Dollars ($7,000,000) with interest (computed on the basis of a 360 day year and the actual number of days elapsed), from December 1, 1999, at the rate of 11.0% per annum on the balance of the principal from time to time remaining unpaid, all on the terms and conditions set forth herein (the "Note").


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         1. Maturity, Interest and Amortization. Unless accelerated pursuant to the terms of this Note, the unpaid principal balance of this Note together with all unpaid interest accrued thereon shall be due and payable on May 31, 2000 (the "Maturity Date", with the period of time from the date hereof until the Maturity Date being referred to herein as the "Term"). Interest on the Note shall be payable monthly in arrears in cash on the 15th day of each month with the first payment to be made on December 15, 1999. Principal and interest are payable in lawful money of the United States. All payments received by Holder under this Note shall be credited first to any charges or other expenses for which Holder is entitled to payment hereunder, next to accrued but unpaid interest, and third to unpaid principal. The Company shall have the right at any time on at least fifteen (15) days' notice to prepay any portion of the outstanding principal of this Note without penalty. Notwithstanding any contrary provision contained herein, (i) immediately upon any Disposition (as such term is hereinafter defined) by the Company or any of its subsidiaries, the Company shall prepay the unpaid principal balance of this Note together with all unpaid interest accrued thereon in an amount equal to 100% of the Net Cash Proceeds (as such term is hereinafter defined) received by the Company or any of its subsidiaries or affiliates in connection with such Disposition except to the extent that such Net Cash Proceeds (x) relate to the sale of High-Rise Electric, Inc. ("High-Rise") and (y) are used in accordance with a written budget furnished to Holder within 30 days of the date hereof (and from time to time thereafter) and approved by Holder, which approval shall not be unreasonably withheld or delayed; (ii) immediately upon the incurrence by the Company or any of its subsidiaries of any Indebtedness, the Company shall prepay the unpaid principal balance of this Note together with all unpaid interest accrued thereon in an amount equal to 100% of the Net Cash Proceeds received by the Company or any of its subsidiaries in connection therewith; provided, that any amount of unpaid principal balance together with unpaid interest which is not prepaid by the Company pursuant to clause (i) and/or (ii) shall remain an obligation of the Company on such terms and conditions set forth herein.

         "Disposition" for purposes hereof shall mean any transaction, or series of transactions, pursuant to which the Company or any of its subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on ordinary business terms.

         "Excluded Subsidiary" for the purposes hereof shall mean each of the following subsidiaries of the Company: Centrifugal Service, Inc.; The Automation Group, Inc.; Trident Mechanical Systems, Inc.; Property Control, Inc.; Grace Systems Technologies, Inc.; and HR Electrical Systems, Inc.

         "Indebtedness" for purposes hereof shall mean indebtedness for borrowed money, but shall not include accounts payable to trade creditors created or assumed in the ordinary course of business in connection with obtaining materials or services or amounts owed to employees of the Company in the ordinary course of business.

         "Net Cash Proceeds" for purposes hereof shall mean (i) with respect to any Disposition by the Company or any of its subsidiaries, the amount of cash received (directly or


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indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Company or any of its subsidiaries, in connection therewith after deducting therefrom only (A) the principal amount of any indebtedness secured by any lien on any asset (other than indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than indebtedness under this Note), (B) reasonable expenses related thereto reasonably incurred by the Company or any of its subsidiaries in connection therewith, (C) transfer taxes paid by the Company or any of its subsidiaries in connection therewith and
(D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements and (ii) with respect to the issuance or incurrence of any indebtedness by the Company or any of its subsidiaries, or the sale or issuance by the Company or any of its subsidiaries of any shares of its capital stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Company or any of its subsidiaries in connection therewith after deducting therefrom only reasonable brokerage commissions, underwriting fees and discounts, legal fees and similar fees and commissions.

         1A. Use of Proceeds. The Company shall use Two Million One Hundred Thirty-Four Thousand One Hundred Fifteen and 57/100s Dollars ($2,134,115.57) of the principal received pursuant to this Note to pay (or cause Centrifugal/Mechanical Associates, Inc. ("CMA") to pay) in full to Technology Investors Group, L.L.C. the amounts owed under (a) the Promissory Note, dated as of October 26, 1999 (the "1999 TIG Loan"), (b) the Secured Promissory Note Extension Agreement, dated as of November 25, 1998 (the "1998 TIG Loan") and (c) the Promissory Note, dated as of July 24, 1998 (the "Additional TIG Loan, and with the 1999 TIG Loan and 1998 TIG Loan collectively referred to herein as the "TIG Loans").

         2. Event of Default/Remedies

                  a. Any of the following events shall constitute an Event of
Default:

                           i. (A) any failure to pay when due (whether at stated
maturity, by reason of acceleration of the maturity hereof or otherwise) any principal hereof or any interest hereon; (B) any material breach by the Company of any of its other obligations or covenants under this Note, the Guaranties, the Security Agreement or the Pledge and Security Agreements (as such terms are hereinafter defined), provided that such breach is not cured by the Company within ten (10) days from the date of receipt of any notice from Holder of such breach; or (C) any material breach by CMA, Centrifugal Associates, Inc. ("CA") or Mechanical Associates, Inc. ("MA") of its obligations or covenants under their respective guaranties (the "Guaranties") of this Note, or the Security Agreement (as herein defined); or

                           ii. the Company or any subsidiary (other than an
Excluded Subsidiary) thereof (A) becomes insolvent or admits in writing its inability to pay its debts as they mature, (B) makes any assignment for the benefit of creditors, or (C) applies for or consents to the appointment of a receiver or trustee for the Company or such subsidiary or for a substantial part of the Company's or such subsidiary's property or business, or a receiver or trustee otherwise is appointed and is not discharged within 45 days after such appointment (for purposes of this


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subsection, the Company or such subsidiary shall be deemed "insolvent" if, as of the Company's or such subsidiary's most recent balance sheet, the sum of its debts exceed the sum of its assets, at a fair valuation, or it is unable to pay its debts as they come due); or

                           iii. any bankruptcy, insolvency, reorganization or
liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against the Company or any subsidiary (other than an Excluded Subsidiary), and if against the Company or any subsidiary (other than an Excluded Subsidiary) such proceeding is not vacated within 45 days; or

                           iv. any money judgment, lien, writ or warrant of
attachment, or similar process is entered of filed against the Company or any subsidiary (other than an Excluded Subsidiary) or any of the assets of the Company or any subsidiary (other than an Excluded Subsidiary) and remains unvacated, unbonded, unstayed, undismissed or undischarged for a period of 45 days or in any event later than 10 days before the date of any proposed sale thereunder, provided that such a lien (singly or, if more than one, cumulatively) of less than $250,000 arising in the ordinary course of the Company's or any subsidiary's business, even if it remains unbonded, unstayed or undismissed for 45 days, shall not be deemed an Event of Default if the Company has been advised by counsel in writing and thus believes in good faith that it has a valid defense to the claim giving rise to such lien and promptly so advises Holder in writing and timely contests such claim; or

                           v. the Company or any subsidiary (A) defaults on or
breaches in any material respect any material contract with or obligation when due to a third party or (B) defaults in the performance of any material obligation to a third party or Holder incurred for money borrowed of $500,000 or more; or

                           vi. the Common Stock is delisted from the NASDAQ
National Market System ("NASDAQ"), unless such delisting occurs in connection with the Common Stock being traded on either the American Stock Exchange or the New York Stock Exchange; or

                           vii. the acquisition, directly or indirectly, by any
person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of more than 20% of the aggregate outstanding voting power of the capital stock of the Company; or

                           viii. individuals who as of the date hereof
constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66 2/3% of the directors of the Company then still in office who were either directors as of the date hereof, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office;

                           ix. the Company shall fail to comply with the
provisions of Section 1A hereof;


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                           x. the Company shall fail to perform in a timely
manner its obligations (or disclaim any obligations) pursuant to that certain letter of intent (the "Proposal Letter"), dated December 1, 1999, heretofore executed and delivered by and among the Company, Cerberus and Blackacre (with such changes thereto as Cerberus and Blackacre shall agree to in their sole discretion); or

                           xi. the Company shall fail to perform in a timely
manner its obligations (or shall disclaim any obligations) pursuant to that certain letter, dated as of December 16, 1999, from the Company to Cerberus and Blackacre, regarding the payment of certain amounts in connection with a "Competing Transaction" (as defined therein).

                  b. Remedies. Upon the occurrence and during the continuance of an Event of Default described in subsections 2(a)(i)(A), 2(a)(ii), 2(a)(iii), 2(a)(x) or 2(a)(xi) above, all indebtedness under this Note shall automatically be immediately due and payable. Upon the occurrence and during the continuance of any other Event of Default, Holder at its option and, unless otherwise specified below, upon no less than five (5) business days' written notice to the Company (or such other notice as is required by law), may do any one or more of the following:

                           i. declare all indebtedness under this Note
immediately due and payable and credit any sums received thereafter to such indebtedness in whatever priority it shall elect; provided, however, that application of sums so received shall not serve to waive or cure any default existing under this Note nor to invalidate any notice of default or any act done pursuant to such notice and shall not prejudice any rights of Holder; and

                           ii. exercise any or all rights provided or permitted
by law or granted pursuant to this Note, the Guaranties or that certain Pledge Agreement, dated November 30 1999, by and between the Company and Holder relating to all of the common stock of CA, MA and High-Rise, and the Pledge and Security Agreements, dated as of November 30, 1999, by and between CA and MA and the Holder relating to all of the common stock of CMA (collectively, the "Pledge and Security Agreements") and that certain Security Agreement, dated as of November 30, 1999, by and between CMA and the Holder (the "Security Agreement"), in such order and in such manner as Holder may, in its sole judgment, determine, including without limitation its right to convert this Note to Common Stock pursuant to Section 5 hereof; provided that, upon conversion in accordance with the terms hereof, Holder shall not have or exercise any other rights or remedies hereunder, other than with respect to claims relating to the calculation or payment of interest or costs and expenses of collection pursuant to Section 8 hereof, that have arisen up to the time of or in connection with conversion.

         3. Default Rate. Any amounts not paid when due shall thereafter bear interest at a rate per annum equal to the 18.0%. If such default rate would but for this sentence, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Holder in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to the Company.



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         4. Waiver. The Company hereby waives any right of offset it may now or hereafter have against Holder, and the Company hereby also waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note and expressly agrees that, without in any way affecting the liability of the Company hereunder, Holder may in its sole discretion extend any maturity date or the time for payment of any installment due hereunder, accept security, release any party liable hereunder and release any security hereafter securing this Note.

         5. [Intentionally omitted.]

         6. Notices. Any notice required by the provisions of this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a nationally recognized overnight courier, with written verification of receipt. All notices shall be addressed to Holder at 450 Park Avenue, 28th Floor, New York, New York 10022, Attention: Mark A. Neporent or at such subsequent address as Holder shall provide to the Company in writing. Any notice to the Company shall be addressed to the Company at 11-30 47th Avenue, Long Island City, New York 11101 or at such subsequent address as the Company shall provide to the Holder in writing.

         7. Covenants. So long as the principal balance of the Note remains outstanding, without the consent of the Holder, the Company agrees as follows (the "Covenants"):

                  (i) The Company will not alter, amend or modify in any respect the rights, preferences or privileges of the Note.

                  (ii) The Company and its subsidiaries will not incur any Indebtedness.

                  (iii) The Company and its subsidiaries shall not engage in any Disposition unless at least 65% of the proceeds thereof consist of cash and the Net Cash Proceeds thereof are applied to the prepayment of the Note or otherwise applied in accordance with Section 1 of this Note.

                  (iv) The Company and its subsidiaries (other than any Excluded Subsidiary) shall not make, or commit to make, any Investment(s) in any Excluded Subsidiary in excess of $20,000 in the aggregate. "Investments" for purposes hereof shall mean all investments in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, equity interests (including, without limitation, capital stock, warrants, options or other rights to acquire capital stock) or other securities, together with all other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles.


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         No reference contained herein to actions that the Company may take shall be deemed in any way to prejudice or limit Holder's rights to enforce the Covenants. The Company acknowledges that the Covenants are a material inducement to Holder's willingness to purchase the Note, and that Holder would not be willing to purchase the Note in the absence of the Covenants. Accordingly, except to the extent that the Covenants expressly limit Holder's discretion, the Company acknowledges that Holder shall be free to enforce the Covenants in its absolute discretion or to condition its consent as it sees fit.

         8. Legal Fees. The Company agrees to pay all Holder's reasonable costs and expenses actually incurred by Holder in connection with the good faith enforcement of any obligation of the Company under this Note, including without limitation reasonable attorneys' fees.

         9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

         [Remainder of this page intentionally left blank.]



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         10. Severability. Should any provision or portion of this Note be held unenforceable or invalid for any reason, the remaining provisions and portions of this Note shall be unaffected by such holding.



DUALSTAR TECHNOLOGIES CORPORATION

By: /s/ ROBERT BIRNBACH
   ------------------------------

Its: CFO & EVP
    -----------------------------



MADELEINE L.L.C.

By: /s/ MARK NEPORENT
   ------------------------------

Its: Authorized Signatory
    -----------------------------


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